Exhibit 10.06

CONFIDENTIAL

CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Amendment #1 to IP LICENSE AGREEMENT

THIS AMENDMENT #1 TO THE IP LICENSE AGREEMENT (“First Amendment”) is made and entered into as of March 21, 2016 (the “First Amendment Effective Date”) by and between Amyris, Inc., having its principal place of business located at 5885 Hollis St, Suite 100, Emeryville, CA 94608 USA (“Amyris”), and Novvi LLC, a Delaware limited liability corporation, having its place of business at 5885 Hollis Street, Suite 100, Emeryville, California 94608 (“Novvi LLC”).

WHEREAS, Amyris and Novvi LLC entered into that certain IP License Agreement on March 26, 2013 (the “License Agreement”) whereby Amyris agreed to license, on the terms and conditions set forth in the License Agreement, certain of its intellectual property rights to Novvi LLC;

WHEREAS, such License Agreement was clarified by Novvi LLC, Total Amyris BioSolutions B.V. (“TAB”), and Amyris in an Amended and Restated Letter Agreement Containing Clarifications to the IP License Agreement dated November 30, 2013, which stated that certain By-Products would be sold only to Amyris or TAB, and Novvi LLC would retain the ability to sell other By-Products to third parties;

WHEREAS, pursuant to the terms and conditions of this First Amendment, the Parties desire to amend the License Agreement to clarify that Novvi LLC may offer for sale or sell its By-Products, including Diesel By-Products, for any use excluding any use in or as (i) diesel fuel in the European Union and (ii) jet fuel worldwide.

NOW THEREFORE, in consideration of the promises and the mutual covenants contained herein, the Parties agree as follows:

1.	The Parties add the following new definition to Article 1 of the License Agreement:

““European Union” means those countries that were members of the European Union as the effective date of Amendment #1 to the IP License Agreement, which countries are listed on Exhibit A to such amendment.”

2.	Section 2.1(a)(ii) of the License Agreement is revised to provide in its entirety as follows:

“(ii) subject to the limitations in Article 4 restricting the sale of By-Products for use in or as (i) diesel fuel in the European Union and (ii) jet fuel worldwide, a non-exclusive, worldwide, royalty-free, non-sublicensable, and non-assignable license under Amyris Base Technology to offer for sale, sell, and import any By-Products.”

For clarity, other than the specific changes to clause (ii) set forth above, the remainder of Section 2.1(a) of the License Agreement, including clause (i) and the two paragraphs immediately following the amended text above, remains as is and is not deleted, modified, or amended hereby.

3.	Article 4 of the License Agreement is hereby amended by deleting such Article in its entirety and replacing it with the following new Article 4:

“ARTICLE 4

SALE OF BY-PRODUCTS

4.1       No Sale of By-Products as Diesel Fuel in the European Union. Novvi LLC agrees that it shall not, at any time, offer for sale or sell any By-Products, including, but not limited to, any farnesane or diesel-related By-Products (“Diesel By-Products”), for use in or as diesel fuel in any of the European Union.

4.2       No Sale of Jet Fuel By-Products except to Amyris; Amyris’s Obligation to Purchase.

(a)                 Novvi LLC agrees that it will not offer for sale or sell any Jet Fuel By-Products to any person or entity except to Amyris as set forth in this Section 4.2, and Amyris agrees that it will purchase all such Jet Fuel By-Products. As used in this Section, “Jet Fuel By-Product” means a By-Product (i) whose concentration of farnesane, partially hydrogenated farnesene or farnesene, by volume, is at least [*] or greater; and (ii) that when blended with petroleum-derived jet fuel, meets the ASTM D1655 and D7566 specifications (or successors thereto) for use as a jet fuel.

(b)                 The purchase price payable by Amyris to Novvi LLC for each liter of any Jet Fuel By-Product will be equal to the price per liter that Amyris sells farnesene to Novvi LLC, in case such price is higher than [*] per liter. If the per liter of farnesene price Amyris charges to Novvi LLC is below [*] per liter, Amyris will purchase such Jet Fuel By-Product at the NYMEX ULSD diesel one-month forward price.

(c)  In connection with the sale of any By-Products by Novvi LLC to a third party, Novvi LLC shall require any such purchaser to agree in writing that (i) such By-Products may not be used in or as diesel fuel in the European Union or in or as jet fuels anywhere, and (ii) if any such By-Products are incorporated into any diesel fuel outside the European Union, that such diesel fuels may not be imported into any of the European Union.

(d)  Other than as set forth in this Section, Amyris has no obligation or rights to purchase any By-Products from Novvi LLC.

4.3 No Other Limits on Novvi LLC. Other than as set forth in this Article 4, Novvi LLC may, pursuant to its license in Section 2.1(a)(ii), freely offer for sale, sell, and import its By-Products.

4.	Capitalized terms used in this First Amendment shall have the same meaning as defined in the License Agreement unless otherwise defined herein. Except as specifically provided in this First Amendment, the terms and conditions of the License Agreement shall remain in full force and effect. Together, the License Agreement and this First Amendment constitute the entire agreement between the Parties with respect to the subject matter, and supersede any and all prior negotiations, representations, correspondence, understandings and agreements with respect to the subject matter. To the extent of any conflict between the License Agreement and this First Amendment, this First Amendment shall supersede and govern. This First Amendment may be executed in counterparts, which together shall constitute one document and be binding on all of the Parties.

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[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, and intending to be bound by the provisions hereof, the Parties have caused this First Amendment to be executed personally or by their duly authorized representatives, to be effective as of the First Amendment Effective Date.

AMYRIS, INC.		NOVVI LLC

/s/ Nicholas Khadder		/s/ Jeffrey Brown
By:	Nicholas Khadder	By:	Jeffrey Brown
Title:	General Counsel	Title:	President & CEO

/s/ John L. Carnahan
		By:	John L. Carnahan
		Title:	Chief Operating Officer

Exhibit A

Definition of European Union

1.	Austria

2.	Belgium

3.	Bulgaria

4.	Croatia

5.	Cyprus

6.	Czech Republic

7.	Denmark

8.	Estonia

9.	Finland

10.	France

11.	Germany

12.	Greece

13.	Hungary

14.	Ireland

15.	Italy

16.	Latvia

17.	Lithuania

18.	Luxembourg

19.	Malta

20.	Netherlands

21.	Poland

22.	Portugal

23.	Romania

24.	Slovakia

25.	Slovenia

26.	Spain

27.	Sweden

28.	United Kingdom